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                                                                      Exhibit 99


                             [Form of Press Release]


FOR IMMEDIATE RELEASE                       CONTACT:
March 8, 2001


                                NUCOR CORPORATION
                         ADOPTS SHAREHOLDER RIGHTS PLAN

                  Charlotte, North Carolina - Nucor Corporation (the "Company") announced today that on March 8, 2001 its Board of Directors adopted a Shareholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock par value, $.40 per share, of the Company held by shareholders of record as of the close of business on March 12, 2001.

                  The Rights Plan was not adopted in response to any effort to acquire control of the Company. The Rights Plan, however, is designed to deter coercive takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights will expire on March 8, 2011.

                  Each Right initially will entitle shareholders to buy one five-thousandth of a share of a series of preferred stock for $150.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock.

                  A copy of the Shareholder Rights Plan will be filed shortly with the Securities and Exchange Commission.